Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I, Patricia Jacobs, hereby consent to being identified as a nominee to the board of directors of AVANGRID, Inc. (the “Company”) in the Definitive Proxy Statement on Schedule 14A of the Company filed with the Securities and Exchange Commission on April 29, 2019, which is incorporated by reference into the Registration Statement on Form S-3 of the Company (the “Registration Statement”) and the related prospectus that is a part thereof, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

/s/ Patricia Jacobs
Name: Patricia Jacobs Date: May 6, 2019